AMENDMENT NO. 1
TO
UREA AMMONIUM NITRATE PURCHASE AND SALE AGREEMENT

THIS AMENDMENT NO. 1 TO UREA AMMONIUM NITRATE PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into and effective this 29th day of October, 2009, by and between Pryor Chemical Company (“Seller”) and Koch Nitrogen Company, LLC (“Buyer”).

W I T N E S S E T H :

WHEREAS, Seller and Buyer are parties to a Urea Ammonium Nitrate Purchase and Sale Agreement (the “Agreement), dated May 7, 2009, and

WHEREAS, Seller and Buyer have agreed to amend the Agreement, as hereinafter provided.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    DEFINED TERMS.  Capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement.

2.    EARLY TERMINATION.  Buyer and Seller agree to waive their respective right to terminate the Agreement on or before the Early Termination Date pursuant to Section 7 or as otherwise provided under the first paragraph of Section 7.

3.    PRODUCTION CREDIT.  Buyer waives any amount of Production Credit earned for the period commencing July 1, 2009 and ending when the Seller’s Facility first produces commercial quantities of Product.    “Produced commercial quantities of Product” shall mean to produce at least an average of 667 Tons per day of Product at or above the Specifications (as determined by Section 24) for a period of ten (10) consecutive days.  Seller shall notify Buyer in writing that the Seller’s Facility has produced commercial quantities of Product within two (2) business days of such event.

4.	APPENDIX II (PRODUCT PRICING) AND APPENDIX VIII (MAKE-WHOLE).

(a)
In the definition of “***” in Appendix II, “***” is hereby deleted and replaced with “***.”  Likewise, in the paragraph immediately preceding “Example #1” in Appendix VIII, “***” is hereby deleted and replaced with “***.”

(b)
If the amount of Product produced at, and made available for delivery to Buyer from, the Seller’s Facility exceeds 300,000 Tons, then the “***” in both Appendix II and Appendix VIII (as amended by Section 4(a) above) will be automatically reduced to “***” without further need for a written amendment to the Agreement.

5.    RATIFICATION.  Except as expressly amended herein, the terms, covenants, and conditions of the Agreement shall remain in full force and effect without modification or amendment, and the Parties hereto ratify and reaffirm the same in its entirety.

6.    MISCELLANEOUS.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles.  In the event that the terms of the Agreement conflict or are inconsistent with those of this Amendment, the terms of this Amendment shall govern.  This Amendment may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by both Parties.

***  INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY LSB INDUSTRIES, INC. FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION.  THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

7.              COUNTERPARTS.  This Amendment may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.  Execution by facsimile signature shall be deemed to be, and shall have the same effect as, execution by original signature.

IN WITNESS WHEREOF, the parties have caused this Amendment to be effective on the day and year first written above.

KOCH NITROGEN COMPANY, LLC

By: /s/ Steve Packebush
Name:  Steve Packebush
Title:  President

PRYOR CHEMICAL COMPANY

By: /s/ David R. Goss
Name:  David R. Goss
Title:  VP